Exhibit 16

KPMG LLP
Suite 2700
707 Seventeenth Street
Denver, CO 80202

March 8, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

        We were previously principal accountants for Capsource Financial, Inc. and, under the date of April 27, 2004 we reported on the consolidated financial statements of Capsource Financial, Inc. as of and for the years ended December 31, 2003 and 2002. On March 4, 2005 our appointment as principal accountants was terminated.

        We have read Capsource Financial, Inc.‘s statements included under Item 4.01 of its Form 8-K dated March 4, 2005 and we agree with such statements except that we are not in a position to agree or disagree with Capsource Financial, Inc.‘s statement that the Board of Directors appointed BDO Hernandez Marron y Cia S.D. (BDO) as the Company’s independent registered public accounting firm or whether ot not the Company consulted with BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; (iii) any matter that was either the subject of a disagreement or event identified in response to paragraph 304(a)(1)(iv) of Item 304 of Regulation S-B.

Very truly yours,

/s/ KPMG, LLP

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